Exhibit 99.1

Aytu BioPharma Reports Fiscal 2026 Second Quarter Operational and Financial Results

Total net revenue of $15.2 million

Adjusted EBITDA1 of $(0.8) million, which includes EXXUA launch investments

$30.0 million cash balance at December 31, 2025

Company launched EXXUA™ (gepirone) extended-release tablets (“EXXUA”) in December 2025 as the centerpiece of its commercial efforts as it enters the over $22 billion United States prescription major depressive disorder (“MDD”) market

Company to host conference call and webcast today, February 3, 2026, at 4:30 p.m. Eastern time

DENVER, CO / February 3, 2026 / Aytu BioPharma, Inc. (the “Company” or “Aytu”) (Nasdaq:AYTU), a pharmaceutical company focused on advancing innovative medicines for complex central nervous system diseases to improve the quality of life for patients, today announced operational and financial results for the fiscal 2026 second quarter.

The Company is also providing an update on its recent commercial launch of EXXUA, a novel first-in-class selective serotonin 5HT1a receptor agonist approved by the United States Food and Drug Administration (“FDA”) for the treatment of MDD in adults.

Q2 Fiscal 2026 Highlights

●	Net revenue of $15.2 million versus $16.2 million in Q2 fiscal 2025.
●	ADHD Portfolio, which consists of attention deficit hyperactivity disorder (“ADHD”) products, net revenue was $13.2 million versus $13.8 million in Q2 fiscal 2025.
●	Pediatric Portfolio, which consists of a line of legacy products, net revenue was $1.7 million versus $2.4 million in Q2 fiscal 2025.
●	EXXUA was made commercially available in mid-December 2025, and therefore minimal initial stocking net revenue of $0.2 million occurred during the quarter. Completion of sales force training occurred in mid-January 2026.
●

Net loss of $10.6 million included an $8.2 million derivative warrant liability loss primarily due to the increase in the Company’s stock price, compared to net income of $0.8 million in Q2 fiscal 2025, which included a $3.0 million derivative warrant liability gain.

●

Adjusted EBITDA was $(0.8) million compared to $1.3 million in Q2 fiscal 2025. During Q2 fiscal 2026, the Company made investments towards the launch of EXXUA. Excluding EXXUA launch investments in the first half of fiscal 2026, adjusted EBITDA would have been positive for the 11th consecutive quarter.

●	Cash and cash equivalents were $30.0 million at December 31, 2025.

EXXUA Commercial Launch

Following Aytu’s June 2025 entry into an exclusive agreement to commercialize EXXUA in the United States, the Company successfully launched EXXUA in the fourth quarter of calendar 2025. Gepirone is a new chemical entity and is the first and only selective serotonin 5HT1a receptor agonist approved by the FDA for the treatment of MDD in adults. EXXUA is expected to serve as a major growth catalyst for Aytu moving forward as it enters the over $22 billion United States prescription MDD market.

Key launch activity updates include:

●	All distributors and wholesalers nationwide are now fully stocked with EXXUA, physicians are engaging, and initial prescriptions have been generated.
●	Completed launch meeting in mid-January 2026 with deployment of 40+ person sales force across a broad United States footprint with high MDD potential and strong Aytu RxConnect® coverage, aligning territories that represent approximately 140.0 million total MDD prescriptions, 18.5 million target healthcare practitioners (“HCPs”) prescriptions, and an initial launch focus on roughly 5,500 target HCPs.
●

The EXXUA commercial effort, while efficient in relative spend, will be comprehensive and focused on prescriber adoption and brand growth through a heavy emphasis on sales force promotion and metrics-based performance management, complemented by scalable initiatives such as a virtual sales team and a rolling Contract Sales Organization model to expand reach and flex in-person promotion based on product performance and cash flows.

●	From a non-personal standpoint, a very targeted, media-based compliant consumer promotion approach will be employed.
●	Through Aytu’s Medical & Scientific Affairs team, the Company is rapidly building out a Key Opinion Leader (“KOL”) network and has a strong publication and meeting plan in place.
●

The Company is leveraging Aytu’s best-in-class patient access program, Aytu RxConnect, along with full retail distribution for EXXUA through national wholesalers to ensure broad-based product availability at pharmacies throughout the United States.

●

Aytu has implemented numerous enhancements to the Aytu RxConnect program since inception based on insights from over one million filled prescriptions, leveraging real-time data to guide EXXUA contracting for approximately 60% of commercially insured MDD patients while expecting early favorable Medicaid and Medicare coverage for much of the remaining 40%, depending on geography.

The Company held an Investor Day on January 20, 2026, which was conducted both in-person and via webcast focusing largely on EXXUA. A replay of the event can be found on the Investors section of the Company’s website at https://investors.aytubio.com under Events & Presentations. The event can also be accessed directly at https://app.webinar.net/Qo7DrDvVzq8.

Management Discussion

“This is a truly momentous time for Aytu as we commercially launched EXXUA, the first and only 5HT1a agonist approved by the FDA for the treatment of MDD, representing a new way to treat MDD,” commented Josh Disbrow, Chief Executive Officer of Aytu. “Early post-launch indicators have been encouraging following initial commercial availability in mid-December 2025 and the completion of sales force training in mid-January 2026. As detailed during our Investor Day last month, the EXXUA launch has been - and will continue to be - comprehensive, with a clear focus on prescriber adoption and brand growth while maintaining efficiency in relative spend. We remain laser-focused on driving successful commercial adoption as we work to positively impact the lives of the approximately 21 million Americans living with MDD.”

“Our ADHD portfolio continues to perform above the industry-standard expectations given the evolving dynamics of sales force prioritization toward EXXUA and the recent introduction of generic competition,” Disbrow added. “This continued stability reinforces our long-term conviction in the enhanced stickiness and attractive economic value of the Aytu RxConnect platform - through which approximately 85% of our branded ADHD prescriptions are dispensed - as well as the growing market traction of our own Adzenys XR-ODT® authorized generic.”

“With EXXUA, our team has accomplished in just over six months what often takes years in large pharmaceutical organizations, positioning Aytu at a true inflection point with an opportunity we believe can be transformational for both patients and shareholders,” Disbrow concluded.

Net Revenue by Product Portfolio

	Three Months Ended
	December 31,
	2025	2024
	(in thousands)
EXXUA	$241	$—
ADHD Portfolio	13,216	13,816
Pediatric Portfolio	1,689	2,400
Other*	19	5
Total net revenue	$15,165	$16,221

* Other includes discontinued or deprioritized products.

Q2 Fiscal 2026 Financial Results

Net revenue for the second quarter of fiscal 2026 was $15.2 million, compared to $16.2 million for the prior year period.

EXXUA net revenue was $0.2 million reflecting initial stocking orders at the end of the quarter.

The ADHD Portfolio net revenue was $13.2 million in the second quarter of fiscal 2026, compared to $13.8 million in the prior year period. The decrease is attributable to a decrease in total prescriptions primarily due to broader deemphasis in marketing of the ADHD Portfolio as the Company’s marketing efforts have shifted towards EXXUA, which is now the centerpiece of its commercial efforts, partially offset by product price increases and improved gross-to-nets.

The Pediatric Portfolio net revenue was $1.7 million in the second quarter of fiscal 2026, compared to $2.4 million in the prior year period. The change in net revenue is attributable primarily to the broader deemphasis in marketing of the Pediatric Portfolio.

Gross profit was $9.6 million, or 63% of net revenue, in the second quarter of fiscal 2026, compared to $10.8 million, or 66% of net revenue, in the same quarter last year. The decrease in gross profit percentage is primarily related to a $1.1 million decrease in net revenue driven by a broader deemphasis in marketing towards the ADHD Portfolio and the Pediatric Portfolio as well as transition related expenses relating to the growth of the Adzenys XR-ODT® authorized generic.

Operating expenses, excluding amortization of intangible assets and restructuring costs, were $11.1 million in the second quarter of fiscal 2026 compared to $10.2 million in the prior year period. The increase is primarily a result of increased EXXUA launch investments partially offset by improved operational efficiencies such as reduced facilities expense.

Net loss during the second quarter of fiscal 2026 was $10.6 million, or $1.05 net loss per share basic compared to net income of $0.8 million, or $0.13 net income per share basic, in the prior year period. The fiscal 2026 and fiscal 2025 first quarter results were impacted by derivative warrant liability loss of $8.2 million and a gain of $3.0 million, respectively, primarily due to changes in the Company’s stock price.

Adjusted EBITDA was $(0.8) million for the second quarter of fiscal 2026 compared to $1.3 million in the year ago period. The change primarily relates to the increased EXXUA launch investments and broader deemphasis in marketing towards the ADHD Portfolio and the Pediatric Portfolio impacting net revenue and gross profits.

Cash and cash equivalents were $30.0 million at December 31, 2025, compared to $31.0 million at June 30, 2025.

Conference Call Details

Date and Time: Tuesday, February 3, 2026, at 4:30 p.m. Eastern time.

Call-in Information: Interested parties can access the conference call by dialing (888) 506-0062 for United States callers or +1 (973) 528-0011 for international callers and using the participant access code 567381.

Webcast Information: The webcast will be accessible live and archived at https://www.webcaster5.com/Webcast/Page/2142/53322, and accessible on the Investors section of the Company’s website at https://investors.aytubio.com/ under Events & Presentations.

Replay: A teleconference replay of the call will be available until February 17, 2026, at (877) 481-4010 for United States callers or +1 (919) 882-2331 for international callers and using replay access code 53322.

About Aytu BioPharma

Aytu is a pharmaceutical company focused on advancing innovative medicines for complex central nervous system diseases to improve the quality of life for patients. The Company’s prescription products include EXXUA™ (gepirone) extended-release tablets (see Full Prescribing Information, including Boxed WARNING) for the treatment of major depressive disorder (MDD), and treatments for attention deficit-hyperactivity disorder (ADHD). Aytu is committed to delivering the Company’s medications through best-in-class patient access programs that help to enable optimal patient outcomes. For more information, please visit aytubio.com or follow us on LinkedIn.

About EXXUA

EXXUA is a novel oral selective serotonin 5-HT1A receptor agonist indicated for the treatment of major depressive disorder (MDD) in adults.

IMPORTANT SAFETY INFORMATION

WARNING: SUICIDAL THOUGHTS AND BEHAVIORS

Antidepressants increase the risk of suicidal thoughts and behaviors in pediatric and young adult patients in short-term studies. Closely monitor all antidepressant-treated patients for clinical worsening and emergence of suicidal thoughts and behaviors. EXXUA is not approved for use in pediatric patients.

INDICATIONS AND USAGE

EXXUA is indicated for the treatment of major depressive disorder (MDD) in adults.

DOSAGE AND ADMINISTRATION

Important Recommendations Prior to Initiating and During Treatment with EXXUA

Electrocardiogram and Electrolyte Monitoring

Correct electrolyte abnormalities prior to initiating EXXUA. In patients with electrolyte abnormalities, or who are receiving diuretics or glucocorticoids, or who have a history of hypokalemia or hypomagnesemia, also monitor electrolytes during dose titration and periodically during treatment with EXXUA.

Perform an electrocardiogram (ECG) prior to initiating EXXUA, during dosage titration, and periodically during treatment. Do not initiate EXXUA if QTc is > 450 msec at baseline. Monitor ECGs more frequently if EXXUA is used:

●	concomitantly with drugs known to prolong the QT interval
●	in patients who develop QTc ≥ 450 msec during treatment
●	in patients with a significant risk of developing torsade de pointes

Do not escalate the EXXUA dosage if the QTcF is > 450 msec.

Bipolar Disorder, Mania, and Hypomania Screening

Screen patients for a personal or family history of bipolar disorder, mania, or hypomania prior to initiating treatment with EXXUA.

Important Administration Instructions

Take EXXUA orally with food at approximately the same time each day. Swallow tablets whole. Do not split, crush, or chew EXXUA.

Recommended Dosage

The recommended starting dosage of EXXUA is 18.2 mg once daily. Based on clinical response and tolerability, the dosage may be increased to 36.3 mg orally once daily on Day 4 and further titrated to 54.5 mg orally once daily after Day 7 and to 72.6 mg orally once daily after an additional week. The maximum recommended daily dosage of EXXUA is 72.6 mg once daily.

Dosage Recommendations in Geriatric Patients

The recommended starting dosage of EXXUA in geriatric patients is 18.2 mg orally once daily. Based on clinical response and tolerability, the dosage may be increased to maximum recommended dosage of 36.3 mg orally once daily after Day 7.

Recommended Dosage in Patients with Renal Impairment

The recommended starting dosage of EXXUA in patients with creatinine clearance < 50 mL/min is 18.2 mg orally once daily. Based on clinical response and tolerability, the dosage may be increased to the maximum recommended dosage of 36.3 mg orally once daily after Day 7. The recommended dosage in patients with creatinine clearance ≥ 50 mL/min is the same as in patients with normal renal function.

Recommended Dosage in Patients with Hepatic Impairment

The recommended starting dose of EXXUA in patients with moderate (Child-Pugh B) hepatic impairment is 18.2 mg once daily. Based on clinical response and tolerability, the dosage may be increased to the maximum recommended dosage of 36.3 mg orally once daily after Day 7. EXXUA is contraindicated in patients with severe (Child-Pugh C) hepatic impairment. The recommended dosage in patients with mild (Child-Pugh A) hepatic impairment is the same as patients with normal hepatic function.

Dosage Modifications for Concomitant Use with CYP3A4 Inhibitors

Reduce the EXXUA dose by 50% when used concomitantly with a moderate CYP3A4 inhibitor. EXXUA is contraindicated in patients receiving strong CYP3A4 inhibitors.

Switching a Patient to or from a Monoamine Oxidase Inhibitor (MAOI) Antidepressant

At least 14 days must elapse between discontinuation of an MAOI intended to treat depression and initiation of therapy with EXXUA. Conversely, at least 14 days must be allowed after stopping EXXUA before starting an MAOI antidepressant.

CONTRAINDICATIONS

EXXUA is contraindicated in patients:

●	with known hypersensitivity to gepirone or components of EXXUA.
●	with prolonged QTc interval > 450 msec at baseline.
●	with congenital long QT syndrome.
●	receiving concomitant strong CYP3A4 inhibitors.
●	with severe hepatic impairment.
●

taking, or within 14 days of stopping, MAOIs due to the risk of serious and possibly fatal drug interactions, including hypertensive crisis and serotonin syndrome. Starting EXXUA in a patient treated with reversible MAOIs such as linezolid or intravenous methylene blue is also contraindicated.

WARNINGS AND PRECAUTIONS

Suicidal Thoughts and Behaviors in Adolescents and Young Adults

In pooled analyses of placebo-controlled trials of antidepressant drugs (SSRIs and other antidepressant classes) that included approximately 77,000 adult patients, and 4,500 pediatric patients, the incidence of suicidal thoughts and behaviors in antidepressant-treated patients aged 24 years and younger was greater than in placebo-treated patients.

There was considerable variation in risk of suicidal thoughts and behaviors among drugs, but there was an increased risk identified in young patients for most drugs studied. There were differences in absolute risk of suicidal thoughts and behaviors across the different indications, with the highest incidence in patients with MDD.

*EXXUA is not approved for use in pediatric patients.

Monitor all antidepressant-treated patients for clinical worsening and emergence of suicidal thoughts and behaviors, especially during the initial few months of drug therapy, and at times of dosage changes. Counsel family members or caregivers of patients to monitor for changes in behavior and to alert the healthcare provider. Consider changing the therapeutic regimen, including possibly discontinuing EXXUA, in patients whose depression is persistently worse, or who are experiencing emergent suicidal thoughts or behaviors.

QT Prolongation

EXXUA prolongs the QTc interval.

●

EXXUA is contraindicated in patients with congenital long QT syndrome and in patients with severe hepatic impairment or in patients receiving concomitant strong CYP3A4 inhibitors as they increase EXXUA plasma concentrations.

●	Do not initiate EXXUA if QTc is > 450 msec at baseline.
●

Correct electrolyte abnormalities prior to EXXUA initiation. In patients with electrolyte abnormalities, who are receiving diuretics or glucocorticoids, or have a history or hypokalemia or hypomagnesemia, also monitor electrolytes during dose titration and periodically during treatment with EXXUA.

●	Perform an ECG prior to EXXUA initiation, during dosage titration, and periodically during treatment. Monitor patients with ECGs more frequently:
○	If EXXUA is used concomitantly with drugs known to prolong the QT interval.
○	In patients who develop QTc ≥ 450 msec during treatment with EXXUA. Do not escalate the EXXUA dosage if QTcF is > 450 msec.
○

In patients with a significant risk of developing torsade de pointes, including those with uncontrolled or significant cardiac disease, recent myocardial infarction, heart failure, unstable angina, bradyarrhythmias, uncontrolled hypertension, high degree atrioventricular block, severe aortic stenosis, or uncontrolled hypothyroidism.

●	Reduce the EXXUA dosage when used concomitantly with moderate CYP3A4 inhibitors, as they may increase EXXUA concentrations.

Serotonin Syndrome

Concomitant use of EXXUA with SSRIs or tricyclic antidepressants may cause serotonin syndrome, a potentially life-threatening condition with changes including altered mental status, hypertension, restlessness, myoclonus, hyperthermia, hyperreflexia, diaphoresis, shivering, and tremor. The concomitant use of EXXUA with MAOIs is contraindicated. In addition, do not initiate EXXUA in a patient being treated with MAOIs such as linezolid or intravenous methylene blue. If it is necessary to initiate treatment with an MAOI such as linezolid or intravenous methylene blue in a patient taking EXXUA discontinue EXXUA before initiating treatment with the MAOI.

If concomitant use of EXXUA with other serotonergic drugs is clinically warranted, inform patients of the increased risk for serotonin syndrome and monitor for symptoms. Discontinue EXXUA and/or concomitant serotonergic drug immediately if the above symptoms occur and initiate supportive symptomatic treatment.

Activation of Mania or Hypomania

Antidepressant treatment can precipitate a manic, mixed, or hypomanic manic episode. The risk appears to be increased in patients with bipolar disorder or who have risk factors for bipolar disorder. Prior to initiating treatment with EXXUA, screen patients for a history of bipolar disorder and the presence of risk factors for bipolar disorder (e.g., family history of bipolar disorder, suicide, or depression). EXXUA is not approved for use in treating bipolar depression.

ADVERSE REACTIONS

Most common adverse reactions (incidence of ≥5% and at least twice incidence of placebo) were dizziness, nausea, insomnia, abdominal pain, and dyspepsia.

The following adverse reactions are discussed in greater detail in other sections of the labeling:

●	Suicidal Thoughts and Behaviors in Adolescents and Young Adults
●	QT Prolongation
●	Serotonin Syndrome
●	Activation of Mania or Hypomania

To report SUSPECTED ADVERSE REACTIONS, contact Aytu BioPharma at 1-855-298-8246 or http://www.exxua.com or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

USE IN SPECIFIC POPULATIONS

Pregnancy

The background risk of major birth defects and miscarriage for the indicated population is unknown. In the U.S. general population, the estimated background risk of major birth defects and miscarriage in clinically recognized pregnancies is 2 to 4% and 15 to 20%, respectively.

There is a pregnancy exposure registry that monitors pregnancy outcomes in women exposed to antidepressants, including EXXUA, during pregnancy. Healthcare providers are encouraged to register patients by calling the National Pregnancy Registry for Antidepressants at 1-866-961-2388 or visiting online at https://womensmentalhealth.org/research/pregnancyregistry/antidepressants/.

Lactation

There is no data on the presence of gepirone in human milk, the effects on the breastfed infant, or the effects on milk production. Gepirone is present in rat milk. When a drug is present in animal milk, it is likely that the drug will be present in human milk. There are reports of breastfed infants exposed to other serotonergic antidepressants experiencing irritability, restlessness, excessive somnolence, decreased feeding, and weight loss. The developmental and health benefits of breastfeeding should be considered along with the mother’s clinical need for EXXUA and any adverse effects on the breastfed infant from EXXUA or from the underlying maternal condition.

OVERDOSAGE

In clinical studies, cases of acute ingestions up to 454 mg (6.25 times the maximum recommended dose) of EXXUA alone or in combination with other drugs, were reported. Signs and symptoms reported with overdose of EXXUA at doses up to 454 mg included vomiting and transient incomplete bundle branch block; an unknown dose of EXXUA produced altered level of consciousness and a 60-second convulsion. No specific antidotes for EXXUA are known. Consider contacting the Poison Help line (1-800-222-1222) or a medical toxicologist for additional overdose management recommendations.

Please see Full Prescribing Information for EXXUA.

Footnote 1

Aytu uses the term adjusted EBITDA, which is a term not defined under United States generally accepted accounting principles (“U.S. GAAP”). The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance. The Company believes that presenting adjusted EBITDA by certain categories allows investors to evaluate the various performance of these categories. The Company’s method of computation of adjusted EBITDA may or may not be comparable to other similarly titled measures used by other companies. The Company believes that net (loss) income is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted EBITDA. See below for a reconciliation of net (loss) income to adjusted EBITDA.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). All statements other than statements of historical facts contained in this press release, are forward-looking statements. Forward-looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. All statements other than statements of historical facts contained in this presentation, are forward-looking statements. These statements are predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others, risks associated with: the Company’s overall financial and operational performance, potential adverse changes to the Company’s financial position or its business, the results of operations, strategy and plans, changes in capital markets and the ability of the Company to finance operations in the manner expected, risks relating to gaining market acceptance of its products, its partners performing their required activities, its anticipated future cash position, regulatory and compliance challenges and future events under current and potential future collaborations. The Company also refers you to (i) the risks described in “Risk Factors” in Part I, Item 1A of the Company’s most recent Annual Report on Form 10‑K and in the other reports and documents it files with the United States Securities and Exchange Commission.

Contacts for Investors

Ryan Selhorn, Chief Financial Officer

Aytu BioPharma, Inc.

rselhorn@aytubio.com

Robert Blum

Lytham Partners

aytu@lythampartners.com

Aytu BioPharma, Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended
	December 31,
	2025	2024
Net revenue	$15,165	$16,221
Cost of goods sold	5,541	5,435
Gross profit	9,624	10,786

Operating expenses:
Selling and marketing	5,998	5,272
General and administrative	5,070	4,449
Research and development	—	522
Amortization of intangible assets	526	921
Restructuring costs	—	1,317
Total operating expenses	11,594	12,481
Loss from operations	(1,970)	(1,695)
Other income, net	190	140
Interest expense	(560)	(1,079)
Derivative warrant liabilities (loss) gain	(8,244)	3,016
(Loss) income from continuing operations before income tax expense	(10,584)	382
Income tax benefit	—	283
Net (loss) income from continuing operations	(10,584)	665
Net income from discontinued operations, net of tax	—	123
Net (loss) income	$(10,584)	$788

Basic weighted-average common shares outstanding	10,036,359	6,132,060
Diluted weighted-average common shares outstanding	10,036,359	8,485,112

Net (loss) income per share:
Basic - continuing operations	$(1.05)	$0.11
Diluted - continuing operations	$(1.05)	$(0.28)
Basic - discontinued operations, net of tax	$—	$0.02
Diluted - discontinued operations, net of tax	$—	$0.01
Basic - net (loss) income	$(1.05)	$0.13
Diluted - net loss	$(1.05)	$(0.26)

Aytu BioPharma, Inc.

Unaudited Consolidated Balance Sheets

(in thousands, except share data)

	December 31,	June 30,
	2025	2025
ASSETS
Current assets:
Cash and cash equivalents	$30,025	$30,952
Accounts receivable, net	30,923	31,155
Inventories	8,656	11,434
Prepaid expenses and other current assets	6,637	5,638
Total current assets	76,241	79,179
Non-current assets:
Property and equipment, net	484	532
Operating lease right-of-use assets	959	1,061
Intangible assets, net	43,578	42,201
Other non-current assets	738	1,204
Total non-current assets	45,759	44,998
Total assets	$122,000	$124,177

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,259	$10,601
Accrued liabilities	40,156	38,164
Revolving credit facility	9,075	9,063
Current portion of debt	1,857	1,857
Other current liabilities	216	3,379
Total current liabilities	65,563	63,064
Non-current liabilities:
Debt, net of current portion	9,998	10,895
Derivative warrant liabilities	27,337	26,334
Other non-current liabilities	4,901	4,918
Total non-current liabilities	42,236	42,147
Stockholders’ equity:
Preferred stock, par value $0.0001; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $0.0001; 200,000,000 shares authorized; 10,733,208 and 8,976,913 shares issued and outstanding, respectively	1	1
Additional paid-in capital	356,354	352,500
Accumulated deficit	(342,154)	(333,535)
Total stockholders’ equity	14,201	18,966
Total liabilities and stockholders’ equity	$122,000	$124,177

Aytu BioPharma, Inc.

Unaudited Reconciliation of Net (Loss) Income to Adjusted EBITDA

(in thousands)

	Three Months Ended
	December 31,
	2025	2024
Net (loss) income - GAAP	$(10,584)	$788
Interest expense	560	1,079
Income tax benefit	—	(283)
Depreciation and amortization	885	1,292
Stock-based compensation expense	283	151
Other income, net	(190)	(140)
Derivative warrant liabilities loss (gain)	8,244	(3,016)
Restructuring costs	—	1,317
Pipeline research and development costs	—	208
Net income from discontinued operations, net of tax	—	(123)
Adjusted EBITDA - non-GAAP	$(802)	$1,273